Exhibit 10.19




January 29, 2004



Mr. David Fix
118 Rossmore Drive
Malvern, PA 19355

Dear Dave:

Congratulations on your new assignment as Vice President, General Manager, Motive Power Division for C&D Technologies, Inc. This transfer becomes effective February 1, 2004. The scope of this position includes full operating responsibility for the Motive Power Division of our Company, and further includes the significant challenge of leading the transfer of work from various C&D locations in the United States to our new plant in Reynosa, Mexico.

Your new base rate will be $8,333.34, semi-monthly ($200,000.00 per year). This represents an increase of $25,000 per year or 14.3 percent. You will remain in salary grade 62X, and your bonus target will continue to be 35% of your annual base pay. You and I will meet separately to discuss enhanced bonus opportunities for you based on substantial improvement in the operating results of the Division, and expect to include these provisions in the customary bonus planning. You will receive a written performance review in 2004, and will next be eligible for merit increase consideration in 2005 on a date consistent with that of other similarly situated executives. In addition, your Executive Employment Agreement is hereby modified, effective February 1, 2004, to include a 12-month severance provision in lieu of the current 6-month severance agreement. We also expect, subject to Compensation Committee approval, to award you a larger number of stock options in the coming year.

Subject to the approval of the Compensation Committee of the Board of Directors at its meeting of February 27, 2004, in the event that severance benefits are payable to you under the terms of your Executive Employment Agreement with respect to a termination of your employment occurring between January 19, 2006 and January 18, 2007, you shall receive credit for service for the period from the date of your termination through January 19, 2007 for purposes of calculating any benefits due to you under the Company's Supplemental Executive Retirement Plan; and, under such circumstances, you shall be fully vested and non-forfeitable in such benefit provided that you are not, during the period of time between the termination of your employment and January 19, 2007, directly or indirectly associated with, rendering services to, representing, advising or otherwise participating as an officer, employee, director, stockholder, partner agent of or consultant for any third party. In addition, if severance benefits commence on or before January 19, 2007 the Company will reimburse you for your out-of-pocket COBRA expenses for the duration of the severance period.

Except as identified above, all other terms and conditions of your Executive Employment Agreement will remain in full force and effect.

Obviously, your new role at C&D is considered a critically important position. I am confident you are the ideal individual to address this enormous challenge, and help us return this Division to profitability.

Congratulations and best wishes for continued success. You can count on me to support your efforts and do everything reasonable to achieve the anticipated turn-around.


Sincerely,

/s/ Wade H. Roberts, Jr.

Wade H. Roberts, Jr.

WHR/pw